IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re: iPic-Gold Class Entertainment, LLC, *et al.*,[1] Debtors.	Chapter 11 Case No. 19-11739 (LSS) (Jointly Administered) **Re: Docket No. 679**

INITIAL ORDER GRANTING DEBTORS' MOTION FOR ENTRY OF AN ORDER: (I) IMPLEMENTING SETTLEMENT DISTRIBUTION; (II) AUTHORIZING TRANSFER OF CERTAIN LITIGATION TO RSA; (III) AUTHORIZING THE ABANDONMENT OF CERTAIN PROPERTY; (IV) AUTHORIZING THE DISSOLUTION OF THE DEBTORS; (V) AUTHORIZING DEBTORS TO CERTIFY THE ESTATES HAVE BEEN FULLY ADMINISTERED AND MAY BE DISMISSED; AND (VI) GRANTING RELATED RELIEF

Upon consideration of the motion (the "Motion")[2] the above-captioned debtors and debtors in possession (collectively, the "Debtors"), for entry of an order (this "Order"), pursuant to sections 105(a), 305, 349, 363(b)(1), 554(a), and 1112(b) of title 11 of the Bankruptcy Code, Bankruptcy Rules 1017, 2002, 3003, and 6007, and Local Rule 1017-2 and section 303 of Delaware Corporation Law, dismissing the chapter 11 cases and granting related relief, as more fully set forth in the Motion; and the Court having jurisdiction to consider the Motion and the relief requested therein pursuant to 28 U.S.C. § 1334 and the *Amended Standing Order of Reference from the United States District Court for the District of Delaware*, dated February 29, 2012; and consideration of the Motion and the relief requested therein being a core proceeding pursuant to 28 U.S.C. § 157(b); and this Court having found that it may enter a final order consistent with Article III of the United States Constitution; and the Court having found

[1] The Debtors in these chapter 11 cases, along with the last four digits of each Debtor's federal tax identification number, as applicable, are: iPic Entertainment Inc. (9582); iPic-Gold Class Entertainment, LLC (4684); iPic Gold Class Holdings LLC (6315); iPic Media LLC (0150); iPic Texas, LLC (N/A); and Delray Beach Holdings, LLC (1035). The Debtors' principal place of business is 433 Plaza Real, Suite 335, Boca Raton, FL 33432.

[2] Capitalized terms not defined herein shall have the meanings ascribed to them in the Motion

that this is a core proceeding pursuant to 28 U.S.C. § 157(b)(2); and venue being proper in this district pursuant to 28 U.S.C. §§ 1408 and 1409; and due and sufficient notice of the Motion having been given under the particular circumstances; and it appearing that no other or further notice is necessary; and the Court having determined that the legal and factual bases set forth in the Motion establish just cause for the relief granted herein, including that the Debtors ceased all business operations and retained no unencumbered assets as of the closing of the Sale; and upon all the proceedings had before the Court; and after due deliberation thereon; and good and sufficient cause appearing therefor, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

1. The Motion is GRANTED.

2. All objections to the Motion or the relief requested therein that have not been withdrawn, waived, or settled, and all reservations of rights included therein, are overruled on the merits and denied with prejudice.

3. The Debtors are authorized to implement the Settlement Distribution as described in the Motion.

Transfer of Litigation

4. The Debtors and Buyer are authorized to take all necessary steps and execute any necessary documents to effectuate the transfer of the Debtors' rights in the Litigation Rights to the Buyer.

Books and Records

5. Pursuant to sections 105(a) and 554 of the Bankruptcy Code and Bankruptcy Rule 6007, the Debtors are authorized, but not directed, to abandon or destroy, or cause to be

abandoned and destroyed, any remaining Books and Records in their possession; provided, that any documents containing personally identifiable information must be shredded.

Final Fee Applications

6. Notwithstanding any provisions of the Interim Compensation Order [Docket No. 198] to the contrary, all professionals retained by the estates pursuant to a Court order shall file final fee applications and counsel for the Debtors shall coordinate with such professionals so that the final fee applications are heard on the same date and time by the Court.

Dissolution of Debtors

7. Pursuant to Section 303 of Delaware Corporations Law and other laws, William J. Nolan of FTI Consulting, Inc., the Debtors' Chief Restructuring Officer and, to the extent necessary, any other appropriate corporate officer or other representative of any of the Debtors (either together or acting alone) are empowered, with the same force and effect as if exercised and taken by unanimous action of the directors, stockholders, members, and managers of such entities, to (a) take all actions reasonably necessary to dissolve and/or cancel the corporate existences of the Debtors, which actions may be taken without need for (i) any approval by the directors, stockholders, members, or managers of such entities, (ii) payment of any franchise or similar taxes as a condition to the filing or effectiveness of any certificate of dissolution, certificate of cancellation, or other appropriate dissolution or cancellation document under state law, or (iii) provision of notice to creditors or claimants (it being acknowledged that such notices have been provided as part of the chapter 11 cases) and (b) amend the charters and other organizational documents of the Debtors to the extent necessary to carry out such dissolutions or cancellations, without the need to notify creditors, cause an accounting to be made, prepare any final accounting statements or otherwise comply with any requirements

beyond what is required under applicable state law. Upon dissolution of any of the Debtors, the directors and officers of such Debtors are deemed to have resigned.

Certification for Dismissal Order

8. As soon as reasonably practicable following the completion of the items enumerated in paragraph 65 of the Motion, the Debtors shall file a certification (the "Certification") of counsel requesting entry of the Dismissal Order attached to the Motion as **Exhibit B**. Among other things, the Certification should identify revisions to the Distribution List resulting from resolutions or adjudications of objections to claims and verify that (a) all quarterly fees of the U.S. Trustee owed in connection with the chapter 11 cases have been paid in full and all monthly operating reports have been filed; (b) the professional fees incurred in the chapter 11 cases have been approved on a final basis (to the extent applicable) and paid in full or in the amounts agreed to by the applicable professionals; (c) the Settlement Distribution has been completed with respect to all allowed, unpaid, and timely-filed administrative expense claims, section 503(b)(9) claims, and priority claims in accordance with the Distribution List; and (d) all books and records have been destroyed or abandoned.

9. The Certification shall be served only on the Office of the United States Trustee, the Committee, RSA, and the parties that have requested notice in these chapter 11 cases pursuant to Bankruptcy Rule 2002 and no further notice regarding the dismissal of the Chapter 11 cases shall be required.

Notice and Other Provisions

10. The Debtors' creditors and parties in interest have received reasonable notice of the proposed dismissal through the notice of the Motion, and the form of notice attached as **Exhibit C** to the Motion and the service of such notice is approved as sufficient under the

circumstances to provide notice of the dismissal of the chapter 11 cases pursuant to Bankruptcy Rule 2002(a) to all creditors that have filed claims or have scheduled claims against the Debtors.

11. The Debtors are authorized to take any and all actions necessary or appropriate to effectuate the relief granted pursuant to this Order.

12. This Court reserves jurisdiction over the provisions of this Order and to hear and determine all matters arising from the interpretation, implementation, and enforcement of this Order.

Laurie Selber Silverstein

LAURIE SELBER SILVERSTEIN
UNITED STATES BANKRUPTCY JUDGE

Dated: June 3rd, 2020
Wilmington, Delaware